COWEN NAMES JEFFREY M. SOLOMON AS CHAIRMAN OF THE BOARD
JEROME S. MARKOWITZ ASSUMES ROLE OF LEAD INDEPENDENT DIRECTOR

NEW YORK – June 25, 2019 - Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) is pleased to announce that, following the Company’s 2019 annual meeting, Chief Executive Officer Jeffrey M. Solomon has been named Chairman of its Board of Directors. Outgoing Chairman Jerome S. Markowitz is now serving as Lead Independent Director.

‘Since becoming CEO in December 2017, Jeff has demonstrated the leadership to take Cowen to higher levels,” said Mr. Markowitz. “As an organization dedicated to enabling clients to outperform, Jeff’s drive, innovative thinking and vision make him the right person for the chairmanship. The Board looks forward to working with him in his newly expanded leadership role.”

Commenting on his appointment, Mr. Solomon said, “I am honored to take on this important role and am grateful for the Board’s confidence in me. My fellow directors and I thank Jerry for his stewardship as Chairman over the past year, and I am especially grateful for his mentorship and guidance. I look forward to working with the Board and our talented colleagues to position Cowen for our next phase of growth.”

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com

Media Contacts:
Lynda Caravello
646-562-1676
lynda.caravello@cowen.com

Gagnier Communications
Dan Gagnier
646-569-5897
dg@gagnierfc.com

Investor Contact:
J.T. Farley
646-562-1056
james.farley@cowen.com

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